Exhibit 99.1

CONTACTS:	Andrew Batinovich, President and CEO
Brian Peay, Executive Vice President and CFO
Phone: 650.343.9300 Fax: 650.343.7438
www.glenborough.com - shareholderservices@glenborough.com

GLENBOROUGH ANNOUNCES FOURTH QUARTER GAINS ON DISPOSITIONS AND CHARGES

SAN MATEO, CALIFORNIA, January 5, 2006 — Glenborough Realty Trust (NYSE: GLB, GLB PrA) reported the following results of the final stages of its portfolio repositioning:

In the fourth quarter 2005, the Company sold seven properties for total consideration of $115.4 million and expects to recognize gains on sale of approximately $31.9 million. The Company also has four property sales pending at December 31, 2005. These four property sales total $57 million in consideration and are expected to result in a gain on sale of approximately $7.3 million in the first quarter 2006. The Company is in the process of recapitalizing and reducing its interest in one of its land and development joint ventures. This transaction is expected to be completed in the first quarter of 2006 and is expected to result in a net realizable value charge in the fourth quarter 2005 of approximately $31.7 million.

These transactions substantially complete the Company’s previously announced portfolio realignment out of the mid-west and focus the remaining properties in the Company’s core markets of Washington DC, Southern California, Northern New Jersey, Boston and Northern California. Combined the Washington DC and Southern California markets comprise 50% of the Company’s property portfolio.

CLOSED TRANSACTIONS - FOURTH QUARTER 2005

In the fourth quarter, the Company sold seven properties for a total consideration of $115.4 million and expects to recognize gains on sale of approximately $31.9 million. The Company has now exited the Chicago, Minneapolis and St. Louis markets.

Property	Market, State	Size (SF)
Oakbrook Terrace	Chicago, IL	232,000
Navistar	Chicago, IL	474,400
Embassy Plaza	Chicago, IL	136,700
Northglenn	Denver, CO	65,000
Riverview	Minneapolis, MN	227,100
Woodlands Plaza	St. Louis, MO	81,500
Palms IV and North	Las Vegas, NV	129,500

PENDING TRANSACTIONS

The following four properties are expected to close within the first quarter:

Property	Market, State	Size (SF)
Thousand Oaks	Memphis, TN	422,300
Capitol Center	Des Moines, IA	165,127
Osram	Indianapolis, IN	45,265
Vreeland	Florham Park, NJ	133,090

The total sale price for these four properties is $57 million and the Company expects to recognize a gain on sale of approximately $7.3 million in the first quarter 2006.

The Company is also in the process of recapitalizing and reducing its interest in one of its land and development joint ventures. The recapitalization will result in a net realizable value charge of approximately $31.7 million in the fourth quarter. If completed, the proceeds will be available to invest in the Company’s core business, reduce debt and/or repurchase stock.

The Company expects to recognize a net realizable value reserve of approximately $2.3 million on a note receivable which was partial consideration for a property sold in 2004. The consideration for all property sales in 2005 was comprised of cash and the assumption of existing financing by the buyers.

CONFERENCE CALL

Glenborough will host a conference call to discuss these matters along with the results of the fourth quarter and full year 2005 on Tuesday, February 7th, 2006 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Interested parties can listen to the call by calling 1-800-967-7184, confirmation number 9570645 preferably 5-10 minutes before the scheduled time. In addition, a replay of the call will be available until Friday, February 10th 2006 at 5:00 p.m. Pacific Time at 1-888-203-1112, confirmation number 9570645.

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Northern New Jersey, Boston and Northern California. The Company has a portfolio of 48 properties encompassing approximately 8.7 million square feet as of December 31, 2005.

FORWARD LOOKING STATEMENTS: Certain statements in this press release are forward-looking statements within the meaning of federal securities laws, including without limitation statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance or products, underlying assumptions, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “contemplates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms. Because these forward looking statements involve risk and uncertainty, there are important factors that could cause our actual results to differ materially from those stated or implied in the forward-looking statements. Those important factors include:

•	Purchaser default risk relative to the pending transactions referenced above;

•	Casualty and/or condemnation risk relative to the pending transactions referenced above;

•	Our inability to locate suitable buyers for our listed assets who are ready, willing and able to close transactions at the sales price we anticipate;

•	Increased costs of financing cause a reduction in demand for commercial properties and therefore a reduction in the market value of the assets listed for sale;
•	Lower than expected retention of existing tenants negatively affects the value of the assets listed for sale, and/or tenant disputes or defaults negative affect the closing of the pending transactions;

•	Changes in market rental rates for office space negatively affect the value of the assets listed for sale;

•	Changes in market conditions render the repurchase of our stock imprudent;

•	Our inability to locate and acquire suitable property at reasonable prices in our core markets;

•	The failure of the economy to continue its expansion;

•	The effect of any future impairment charges associated with asset disposition or market conditions.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. All forward-looking statements are based on information available to us on the date hereof and we assume no obligation to update or supplement any forward looking-statement. Additional information concerning factors that could cause results to differ can be found in our filings with the SEC including our report on Form 10-K/A for the year ended December 31, 2004 and our quarterly reports on Forms 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005.

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